*** CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2.

Exhibit 10.84

EXECUTION COPY

LICENSE AGREEMENT

This agreement (“Agreement”) is entered into this September 30, 2004 by and between

bioMérieux B.V. (hereinafter referred to as “bioMérieux”), a corporation of the Netherlands, having its principal place of business at Boseind 15, 5281 RM Boxtel, the Netherlands,

and

Gen-Probe Incorporated (hereinafter referred to as “Licensee”), a corporation of Delaware, having its registered offices at 10210 Genetic Center Drive, San Diego, California 92121, USA,

WHEREAS, bioMérieux is granted and owns certain rights with respect to Factor II (Mutated) and Factor V (Mutated), each as defined below ; and

WHEREAS, Licensee wishes to acquire certain rights under the Patents (as defined below) for the purpose of developing, manufacturing, using and selling nucleic acid tests for use on its nucleic acid diagnostics platforms.

NOW THEREFORE, the parties agree as follows:

1.	DEFINITIONS

1.1.	The term “Affiliate” means a corporation or other legal entity that controls, is controlled by or is under common control with a party to this Agreement directly or indirectly through one or more intermediaries. For purposes of this definition, “control” means the legal or beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or persons performing similar functions, or of more than fifty percent (50%) interest in the net assets or profits of an entity which is not a corporation; provided however, that any such corporation or legal entity shall cease to be deemed an “Affiliate” for purposes of this Agreement at such time as the relevant party hereto ceases to maintain the aforesaid level of ownership or control of such corporation or legal entity.

1.2.	The term “bioMérieux Background Technology” means all proprietary technology owned by bioMérieux, or to which bioMérieux has license rights from any third party, other than the Patents, which is in existence as of the Effective Date or which is invented, developed or reduced to practice at any time after the Effective Date.

1.3.	The term “Calendar Quarter” means, during the term of this Agreement, the calendar quarter beginning on each January 1, April 1, July 1 or October 1 of each Calendar Year, without regard to whether such dates are otherwise business days, and “Calendar Year” shall mean each calendar year during the term of this Agreement.

1.4.	The term “Effective Date” means the date first set forth above.

1.5.	The term “Exchange Rate” means with respect to any amount to be converted from a foreign currency into U.S. dollars or vice versa hereunder, the conversion rate for the relevant foreign currency for the last business day of the relevant Calendar Quarter for which a payment is due hereunder, as reported in the Wall Street Journal (European Edition).

1.6.	The term “Factor II (Mutated)” means the Factor II gene, which comprises the single mutation as described in the relevant patent listed in Exhibit A-2, and/or the corresponding protein expressed by said gene, said single mutation to be used for the detection of a condition associated with thrombosis.

1.7.	The term “Factor II (Mutated) Patents” means the (a) patent of bioMérieux specified in Exhibit A-2, (b) all other United States and foreign patents of bioMérieux issuing on or after the date hereof which rely for priority on one or more patent applications in the priority claim of the patent specified in Exhibit A-2, as well as (c) any substitutions, continuations, continuations in part, renewals, reissues, revisions, confirmations or registrations, extensions, re-examinations, amendments and divisions of any of the patents or patent applications identified in sub-clauses (a) and (b) of this Section 1.7.

1.8.	The term “Factor V (Mutated)” means the Factor V gene, which comprises the single mutation as described in the relevant patents listed in Exhibit A-1, and/or the corresponding Factor V/Va protein expressed by said gene, said single mutation to be used for the detection of a condition associated with a poor anticoagulant response to activated protein C.

1.9.	The term “Factor V (Mutated) Patents” means (a) patents and/or patent applications of bioMérieux specified in Exhibit A-1 and any patents subsequently granted to such applications, (b) all other United States and foreign patents of bioMérieux issuing on or after the date hereof which rely for priority on one or more patent applications in the priority claim of any of the patents specified in Exhibit A-1, as well as (c) any substitutions, continuations, continuations in part, renewals, reissues, revisions, confirmations or registrations, extensions, re-examinations, amendments and divisions of any of the patents or patent applications identified in sub-clauses (a) and (b) of this Section 1.9 and foreign counterparts of all of the foregoing.

1.10.	The term “Field” means [...***...], including, without limitation, [...***...].

1.11.	The term “First Commercial Sale” means the first commercial sale by Licensee or any of its Affiliates of any Product for consideration (and not for research and development demonstration, government approval, testing or promotional purposes).

1.12.	The term “Improvements” means all inventions, discoveries, technology and information of any type whatsoever, made during the term of this Agreement by or for Licensee or its Affiliates which are set forth in a patent application and which utilise, incorporate, are derived

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from or are based on any Patents licensed hereunder, or which could not be conceived, developed or reduced to practice by Licensee or its Affiliates without the use or aid of the Patents licensed hereunder.

1.13.	The term “Licensee Background Technology” means all proprietary technology owned by Licensee, or to which Licensee has license rights from any third party, which is in existence as of the Effective Date or which is invented, developed or reduced to practice, in each case without the use or aid of the Patents or any Improvements, at any time after the Effective Date.

1.14.	The term “Licensee Instrument” means any diagnostic platform of Licensee for nucleic acid testing which is designed to run more than [...***...] per day, to the exclusion of any other instrument.

1.15.	The term “Net Sales” means the aggregate amount of revenues derived by Licensee and/or its Affiliates in connection with all Products sold or otherwise disposed of to third parties (i.e., non-Affiliates of Licensee) for consideration during a Royalty Period (provided that for any such Product sold or otherwise disposed of, for consideration other than cash, the sales price shall be deemed to be the average price at which identical or similar assays are sold by Licensee or its Affiliates during the same Royalty Period in bona fide “arms-length” transactions), in each case less only the following:

(i)	the amount of all value added taxes, excise taxes, sales taxes or similar taxes (as applicable) actually paid by Licensee or its Affiliates in connection with such Products sold; and

(ii)	an amount equal to [...***...] of the face amount of the relevant invoice (excluding any of the taxes described in subsection (i) above, to the extent included in such invoice) for the Products, which shall be deemed to cover and shall be in lieu of all usual deductions for trade, quantity and cash discounts, allowances or credits for returned products, insurance, packaging, transport costs and custom duties.

Sales or other transfers of Products to Affiliates or between Affiliates for resale to third parties shall not be considered for the purpose of calculating Net Sales of Products.

1.16.	The term “Patents” means the Factor II (Mutated) Patents and the Factor V (Mutated) Patents, listed in Exhibit A attached to this Agreement.

1.17.	The term “Products” means nucleic acid assays that may be developed by or for Licensee or its Affiliates for operation solely on the Licensee Instrument (and not on any other diagnostic system or platform developed, marketed or sold by Licensee now or in the future), in each case, the manufacture, use, importation and/or sale of which would, but for the license granted herein, constitute an infringement of one or more Valid Claims of the Patents.

1.18.	The term “Royalty Period” means the partial quarterly period commencing on the date of the First Commercial Sale and each Calendar Quarter thereafter.

1.19.	The term “Valid Claim” means any claim of the issued and unexpired patents included within the Patents that has not been held unenforceable or invalid by any court, governmental agency,

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regulatory authority, arbitral tribunal or other body of competent jurisdiction in any unappealable or unappealed decision.

2.	RIGHTS

2.1.	bioMérieux hereby grants to Licensee, for the term of this Agreement, a non-transferable, worldwide, non-exclusive license under the Patents for the sole purpose of conducting research activities, developing, having developed (subject to Section 2.7 hereof), manufacturing, having manufactured, using, offering for sale, selling, having sold, exporting and/or otherwise commercializing Products, solely under Licensee’s name and labels, each for operation solely on and with a Licensee Instrument.

2.2.	The license granted under Section 2.1 is granted only for the Field. No license is granted to Licensee outside the Field.

2.3.	The license rights granted by bioMérieux to Licensee under this Article 2 are without right to grant sublicenses, except that Licensee shall have the right to sublicense such license rights to its Affiliates (subject to all of the limitations and restrictions contained herein) but without right to grant further sublicenses.

2.4.	Licensee hereby accepts such license. Licensee shall use commercially reasonable efforts to pursue the development and commercialization of the Products. Notwithstanding the foregoing, if Licensee determines in its discretion, after undertaking good faith development efforts, not to pursue the commercialization of any Product, it shall promptly inform bioMérieux in writing of such determination.

2.5.	The parties acknowledge and agree that, notwithstanding that only limited rights have been granted to Licensee hereunder, certain Improvements may be discovered, invented or created by Licensee through Licensee’s use of the Patents in the manner contemplated by this Agreement. The following provisions shall govern all Improvements made by Licensee:

a) Licensee shall disclose in writing to bioMérieux the existence of all Improvements promptly after the filing of any patent application claiming any such Improvement which it may own, possess or control at any time during the term of this Agreement. Simultaneous with such notice, Licensee shall also furnish bioMérieux with a true and correct copy of the applicable patent application.

b) Subject to the remaining provisions hereof, the Improvement shall be considered to be within the technology of Licensee.

c) Licensee may use such Improvements, together with the Patents licensed to Licensee hereunder, only for those uses and applications which do not require any further license of any bioMérieux Background Technology or proprietary technologies of bioMérieux other than the license rights to the Patents which are expressly granted under this Agreement, it being the agreement of the parties that there are no implied license rights created by this Agreement to any bioMérieux Background Technology or other proprietary technologies of bioMérieux.

d) Licensee agrees not to assert its rights in any Improvement in such a manner as would block or diminish bioMérieux’s rights to practice, independently of such Improvement, the technology of bioMérieux directly related to the technology with which such Improvement was made.

e) Upon request by bioMérieux, Licensee shall grant a nonexclusive, royalty-bearing license (with the right to grant sublicenses to Affiliates) to bioMérieux to enable bioMérieux to develop, have developed (subject to restrictions and limitations substantially similar to those set forth in Section 2.7 hereof), make, have made, use, sell, offer for sale, have sold, export and otherwise commercialize products which use or include the Improvement. The nonexclusive license to be granted hereunder shall include terms for the payment of commercially reasonable royalties by bioMérieux to be negotiated by the parties in good faith. For purposes of the preceding sentence, such “commercially reasonable terms” shall give due recognition, in favour of bioMérieux, to the value of the technology of bioMérieux with which the Improvement was made. Such “commercially reasonable terms” shall also give due recognition, in favour of Licensee, to the value of the inventive application of such technology that resulted in the Improvement. BioMérieux and Licensee shall enter into a license agreement containing the agreed upon license terms and conditions for all Improvements licensed to bioMérieux pursuant to this Section 2.5(e). At bioMérieux’s request, Licensee shall enter into separate license agreements (on the same terms and conditions as the bioMérieux license agreement) with bioMérieux’s existing and future licensees to enable such licensees of bioMérieux to develop, have developed (subject to restrictions and limitations substantially similar to those set forth in Section 2.7 hereof), make, have made, use, sell, offer for sale, have sold, export and otherwise commercialize products which use or include the applicable Improvement. For the avoidance of doubt, nothing contained herein shall require Licensee to license to bioMérieux any Licensee Background Technology or any other proprietary technologies of Licensee other than the Improvement itself.

2.6.	Licensee shall mark all Products and package inserts, intended for distribution to third parties, with appropriate notice of patent coverage. Such reference shall be reasonably prominent.

2.7.	Notwithstanding anything to the contrary in Section 2.1(c) or any other provision of this Agreement, the “have developed” rights granted to Licensee hereunder are subject to the following special restrictions and limitations:

a) Any non-Affiliate of Licensee that performs development work with respect to Products on behalf of Licensee or its Affiliates under Licensee’s “have developed” rights shall not be granted any other rights by Licensee or its Affiliates or perform any other duties or functions on behalf of Licensee or its Affiliates with respect to such Products, including, without limitation, under Licensee’s have made, selling, distribution or other commercialization rights granted hereunder.

b) If Licensee or its Affiliates wish to have any non-Affiliate that is involved in the business of developing, manufacturing, selling, distributing or otherwise commercializing in vitro diagnostic devices perform development activities with respect to Products under Licensee’s “have developed” rights, Licensee shall first obtain the prior written consent of bioMérieux to such arrangement, which consent shall not be unreasonably withheld by bioMérieux.

c) Licensee shall not, directly or indirectly, take any steps to circumvent the restrictions on sublicensing rights and on “have developed” rights under this Agreement, including, without limitation, by forming partly-owned subsidiaries, joint venture entities or similar arrangements.

3.	CONSIDERATION

3.1.	In partial consideration for the grant of the license described in Article 2 of this Agreement, Licensee shall pay bioMérieux a one-time upfront fee of one million US dollars (USD 1,000,000) within thirty days of the Effective Date.

3.2.	In further consideration for the grant of the license described in Article 2 of this Agreement, Licensee shall pay bioMérieux a running royalty (the “Running Royalty(ies)”) based upon the Net Sales derived by Licensee and its Affiliates from Products sold or otherwise disposed of by Licensee and its Affiliates during each Royalty Period as follows:

a) Until such time as the cumulative amount of Net Sales realized by Licensee or its Affiliates from all sales of Products made during a given Calendar Year exceeds [...***...] US Dollars [...***...] in the aggregate (the “First Annual Royalty Threshold”), the applicable running royalty rate for Products shall be [...***...] of Net Sales generated from the sale of Products;

b) After the First Annual Royalty Threshold has been exceeded in a given Calendar Year and, thereafter, until such time as the cumulative amount of Net Sales realized by Licensee or its Affiliates from all sales of Products made during such Calendar Year reaches but does not exceed [...***...] US Dollars [...***...] in the aggregate (the “Second Annual Royalty Threshold”), the applicable running royalty rate for Products shall be [...***...] of Net Sales generated from the sale of Products;

c) After the Second Annual Royalty Threshold has been exceeded in a given Calendar Year and, thereafter, for the remainder of that Calendar Year, the applicable running royalty rate for Products shall be [...***...] of Net Sales generated from the sale of Products.

3.3.	a) The rates defined in Section 3.2 shall apply whether the Product is intended for the detection of either or both of the Factor II (Mutated) and the Factor V (Mutated) in one single test-procedure.

b) Running Royalties shall accrue hereunder when Products are sold to any non-Affiliates of Licensee and shall be computed based on the end-user sales price, except for sales made through any third party (i.e., non-Affiliate) distributors of Licensee, which shall be based on the actual sales price to such distributors.

c) For purposes of the U.S. dollar thresholds set forth above, Net Sales recorded in Euros or currencies other than the U.S. dollar on the books and records of Licensee for a given period shall be aggregated and then converted into U.S. dollars using the applicable Exchange Rate for such period. The resulting U.S. dollar amount shall then be used to determine the applicable running royalty rate as set forth above. The actual running royalties payable to

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bioMérieux shall be determined by multiplying such U.S. dollar amounts times the applicable running royalty rate. All running royalty payments to bioMérieux shall be made in United States dollars, regardless of the currency in which they were earned or recorded in the books and records of Licensee and its Affiliates.

d) Running royalties shall accrue on Products only to the extent that Licensee or its Affiliates manufacture, have manufactured, use, sell, offer to sell, have sold, export or otherwise dispose of such Products in a country in which such act would infringe a Valid Claim in that country but for the license rights granted hereunder. For further clarification, if, by way of example, a Product is manufactured (or have manufactured) in one or more countries in which such acts would not, even if the license rights granted herein were not granted, constitute an infringement of any Valid Claims of the Patents in those countries, but such Product is sold (or have sold or otherwise disposed) of in a country in which such act would, but for the license rights granted herein, constitute an infringement of one or more Valid Claims of the Patents in that country, then such sales of such Products by Licensee or its Affiliates shall be considered for the purpose of calculating Net Sales hereunder and shall attract a running royalty. Moreover, if, by way of further example, a Product is manufactured (or have manufactured) in one or more countries in which such acts would, but for the license granted herein, constitute an infringement of one or more Valid Claims of the Patents in those countries, and such Product is sold (or have sold or otherwise disposed of) in a country in which such act would not, even if the license rights granted herein were not granted, constitute an infringement of any Valid Claims of the Patents in that country, then such sales of such Products by Licensee or its Affiliates shall be considered for the purpose of calculating Net Sales hereunder and shall attract a running royalty. However, if, by way of a final example, a Product is manufactured (or have manufactured) and sold (or have sold or otherwise disposed of) in one or more countries in which such acts would not, even if the license rights granted herein were not granted, constitute an infringement of any Valid Claims of the Patents in those countries, then such sales of such Products by Licensee or its Affiliates shall not be considered for the purpose of calculating Net Sales hereunder and shall not attract a running royalty hereunder.

e) For clarity of understanding, for the purpose of determining whether Net Sales have reached or exceeded the cumulative Net Sales thresholds set forth in Sections 3.2(a), (b) and (c), Net Sales shall be calculated on a separate annual basis during each Calendar Year, and no amounts from one Calendar Year shall be carried over into any subsequent Calendar Year.

3.4.	The payment in Section 3.1 shall be non-refundable and non-deductible and shall not act as prepaid royalties creditable towards any Running Royalty.

3.5.	Licensee agrees to keep and cause its Affiliates to which sublicenses have been granted hereunder to keep accurate records and books of account in accordance with US generally accepted accounting principles, showing the information required to permit calculation of Net Sales and Running Royalties under this Article 3 and the verification of said calculation. These books and records shall be preserved for at least three (3) years from the date of the Running Royalty payments to which they pertain.

3.6.	On or before the [...***...] day of each Calendar Quarter during the term hereof, Licensee shall prepare and send to bioMérieux Business Development Department, 69280 Marcy l’Etoile, France, Fax n° [...***...], Running Royalty reports for the previous quarter. Said

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Running Royalty reports shall disclose Licensee’s (a) gross sales and Net Sales derived from Products sold during the applicable Royalty Period and attracting royalties hereunder segregated to show such gross sales and Net Sales derived from Products the development, manufacture or sale (as applicable) of which would, but for the license granted hereunder, constitute an infringement of (i) the Factor II (Mutated) Patents, (ii) the Factor V (Mutated) Patents and (iii) both the Factor II Mutated Patents and the Factor V (Mutated) Patents, each on a country-by-country basis and (b) total Net Sales derived from Products sold since the beginning of the relevant Calendar Year, and attracting royalties hereunder, and shall show the amount of Running Royalty due to bioMérieux for the applicable Royalty Period. Licensee shall include payment of the amount of Running Royalties shown to be due together with the Running Royalty report.

3.7.	During the term of this Agreement and for a period of [...***...] thereafter, upon not less than [...***...] written notice, Licensee agrees to permit an independent public accounting firm appointed by bioMérieux (except one to whom Licensee has a reasonable objection), to enter upon the premises of Licensee and its Affiliates (but no more than once during each fiscal year of Licensee) during all usual business hours at an agreed upon time in order to inspect the books and records of Licensee and its Affiliates to which sublicenses have been granted for the purpose of determining the accuracy of all royalty reports delivered by Licensee to bioMérieux and the calculation of Running Royalties.

The independent public accounting firm shall disclose to bioMérieux and Licensee whether any discrepancy in Running Royalties payment has been found and the amount of such discrepancy. All information disclosed to or obtained by the independent public accounting firm shall be disclosed only to bioMérieux and Licensee (except as required by applicable law or by any court, governmental agency or regulatory authority) and shall be held in confidence by such independent accounting firm.

In the event that audited results establish that the Running Royalties have been underpaid by Licensee by [...***...] or more of the amount of Running Royalties actually paid for any Royalty Period, Licensee shall bear the costs of such audit. Otherwise such costs of audit shall be fully borne by bioMérieux. In any case, Licensee shall promptly pay to bioMérieux any underpayment of Running Royalties and bioMérieux shall issue a credit for any overpayment of Running Royalties, irrespective of the percentage or amount of such underpayment or overpayment.

3.8.	Payment of all Running Royalties hereunder shall be made in US dollars. In the event that any amount due to bioMérieux by Licensee hereunder is not paid when due, Licensee shall on bioMérieux’s demand pay to bioMérieux interest on overdue amount at the rate of [...***...] per annum from the due date of such amount until the date such overdue payment is actually received by bioMérieux.

3.9.	Payment of lump sum fees and Running Royalties due under this Agreement, are to be made to bioMérieux B.V., Boxtel, the Netherlands, to its account with [...***...], Rotterdam, the Netherlands, account no. [...***...], without deduction of exchange fees and bank commissions charged by any domestic or foreign sending bank.

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3.10.	In the event that Licensee is required to withhold taxes imposed on any payment to bioMérieux hereunder by virtue of applicable law or regulations in the USA and/or in a country in which its Affiliate sublicensed hereunder is located, then such withholding tax shall be paid by Licensee to the appropriate tax authorities on a timely basis by deducting it from the payment due to bioMérieux, and Licensee shall provide bioMérieux with satisfactory documentation and/or tax receipts on such withholdings supporting such payment of taxes as may be required by Gen-Probe for its tax records or to obtain a tax credit or such other tax relief as may be available. Upon request by bioMérieux, Licensee shall cooperate with bioMérieux in obtaining a tax credit and/or a reduced tax rate under any applicable international tax convention.

4.	DURATION

4.1.	This Agreement shall become effective on the Effective Date and shall, without prejudice to an earlier termination pursuant to this Agreement, remain in effect until the expiration of the last to expire of the Patents.

4.2.	In the event either party breaches this Agreement in any material respect, the other party may, in addition to all other rights and remedies it may have, terminate this Agreement by written notice. Such termination shall become effective on the date set forth in the notice of termination, but in no event shall it be earlier than [...***...] from the date of mailing thereof and shall have no effect if the breach has been cured within the said period of notice.

4.3.	If one of the parties hereto becomes insolvent or makes an assignment for the benefit of creditors or proceedings in voluntary or involuntary bankruptcy (which is not stayed or dismissed within [...***...] after service of notice of such proceeding upon such party) are instituted on behalf of or against said party or a Receiver or Trustee of said party’s property is appointed, this Agreement may be terminated with immediate effect by written notice by the other party without any notice period.

4.4.	bioMerieux may terminate this Agreement with immediate effect in the event that Licensee, without the prior written consent of bioMerieux, assigns or transfers, in whole or in part, this Agreement to a third party in violation of Article 9 hereof.

4.5.	bioMérieux may terminate this Agreement with immediate effect in the event that Licensee challenges the validity of the Patents.

4.6.	Upon the termination of this Agreement, any of the Products in inventory and not sold shall be deemed sold on the day such termination becomes effective and Running Royalties shall be due thereon as provided for in Article 3.

4.7.	All licenses granted to Licensee hereunder shall terminate upon termination of this Agreement, except for the right to sell and have sold Products with respect to which Running Royalties have been paid pursuant to Section 4.6 above.

4.8.	The expiration or termination of this Agreement shall not relieve Licensee from its obligation to pay bioMérieux all amounts, including Running Royalties, that shall have accrued up to the effective date of expiration or termination.

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5.	ENTIRETY CLAUSE

This Agreement sets forth the entire agreement between the parties hereto relating to the subject matter of this Agreement (i.e., the grant of the license under the Patents and the development, manufacture, use, sale, export and/or commercialization of the Products) and supersedes all prior agreements and documents pertaining thereto. This Agreement may be modified only by a written document signed by the authorised representatives of each party.

6.	WARRANTY

6.1.	bioMérieux warrants to Licensee that it has the full right and power to grant the license to Licensee as set forth in this Agreement and that, to the best of its knowledge, the Patents are subsisting under applicable law as of the Effective Date.

6.2.	EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 6.1. HEREIN, bioMérieux MAKES NO REPRESENTATIONS AND GIVES NO WARRANTIES, EITHER EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

In particular, with no limitation, nothing in this Agreement will be construed as :

(i)	A warranty or representation by bioMérieux as to the validity or scope of the Patents;

(ii)	A warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of third parties’ intellectual or industrial property rights;

(iii)	Conferring the right to use in advertising, publicity, or otherwise any trademark, trade name, or any contraction, abbreviation, simulation, or adaptation thereof, of bioMérieux; or

(iv)	Conferring by implication, estoppel, or otherwise any license or rights under any patents of bioMérieux other than the Patents.

6.3.	IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, LOSSES, COSTS OR EXPENSES OF ANY KIND, HOWEVER CAUSED ON ANY THEORY OF LIABILITY AND WHETHER BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE), INCLUDING LOST PROFITS OR REVENUES AND LOSS OF GOODWILL, REGARDLESS OF WHETHER SUCH PARTY KNOWS OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

6.4.	In the event Licensee becomes aware of infringement of the Patents by a third party, it will promptly notify bioMérieux thereof.

bioMérieux intends to use such reasonable efforts, as it in its sole discretion determines, to pursue infringers and enforce its rights under the Patents. Licensee, at bioMérieux’s request, shall render all reasonable assistance and cooperation in that regard. Any recoveries resulting from such action by bioMérieux shall be bioMérieux’s property.

6.5	Each party represents and warrants to the other that it is a validly existing corporation in good standing under its jurisdiction of incorporation and has all requisite power, authority and legal right to enter into this Agreement, and to perform its obligations set forth herein.

6.6	Each party represents and warrants to the other that the execution, delivery and performance by it (a) have been duly authorized by all necessary corporate or other actions of it, and (b) do not contravene, conflict with or result in a breach of any permit, authorization or license, any charter or any other organizational document, or any law, regulation, judgment, order, agreement or legal or contractual obligations or restriction binding on or otherwise affecting it.

6.7	Each party represents and warrants to the other that this Agreement constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

6.8	Each party represents and warrants to the other that there is no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to such party’s knowledge, threatened against or relating to such party which, in each case, could prevent such party from carrying out its obligations under this Agreement.

7.	APPLICABLE LAW AND DISPUTE RESOLUTION

7.1.	This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the Netherlands, for all matters other than scope and validity of any Patents, as to which the laws of the particular country where such Patents are in dispute shall apply.

7.2.	The parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement by negotiation in the ordinary course of business. If the matter can not be resolved in the normal course of business either party may give the other party written notice of any such dispute not resolved, promptly after which the dispute shall be referred to more senior executives of each of the parties, who shall likewise attempt to resolve the dispute by good faith negotiation.

7.3.	If, despite the parties’ good faith efforts, the dispute has not been resolved by negotiation within [...***...] of the disputing party’s written notice, or if the parties fail to undertake negotiations within [...***...] as from such notice, the parties may seek to settle the dispute by non-binding mediation under the supervision of and in accordance with the CPR Mediation Procedure for Business Disputes in Europe. For that purpose, either party may notify the other of its willingness to start a non-binding mediation procedure and the other party shall have [...***...] from such notice to reply in writing whether it accepts or refuses to start such a

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mediation process. In case of acceptance, the parties shall request the CPR to appoint an independent mediator in accordance with the aforementioned mediation procedures. The language of mediation shall be English and the seat of mediation shall be agreed upon by both parties and, in the event parties do not timely agree, the seat will be determined by the mediator.

Each party retains the right at any time, by giving written notice to the other, to stop any ongoing mediation procedure.

7.4.	If the dispute has not been resolved by non-binding means as provided in Section 7.3 above within ninety (90) days of notice of an unresolved dispute or if one of the parties has informed the other party in writing that it is not willing to start or proceed with the mediation as contemplated in Section 7.3 hereof or if either party has informed the other of its decision to stop any ongoing mediation procedure, the dispute shall be finally and exclusively settled by arbitration in The Hague, or any other mutually agreed upon venue under the Rules of Arbitration of the International Chamber of Commerce. The arbitration shall be before a single arbitrator selected jointly by the parties, provided that if the parties are unable to agree upon such single arbitrator, the arbitration shall be conducted before three arbitrators, with each party to select one arbitrator and with the third arbitrator to be appointed in accordance with the ICC Rules. The language of the arbitration shall be English. The arbitrator(s) shall not have the power to award punitive damages under this Agreement. The award shall be final, binding and enforceable by any court having jurisdiction for that purpose. Except to the extent entry of judgment and any subsequent enforcement may require disclosure, and except as may be required by law or under the rules of any securities exchange on which a party’s securities are traded, each party shall hold in confidence all matters relating to the non-binding mediation (if any) and the arbitration, including the award.

7.5.	This Article shall, however, not be construed to limit or to preclude either party from bringing any action in any courts in The Hague or any other court having competent jurisdiction for injunctive or other provisional relief as necessary or appropriate.

8.	MISCELLANEOUS PROVISIONS

8.1.	All notices which shall or may be given hereunder shall be in writing in English and shall be made by prepaid registered mail or express courier or fax (confirmed by registered mail or express courier) addressed to the recipient at the addresses herein stated, or at such other address as a party may from time to time designate by notice to the other party in accordance with this Section 8.1:

bioMérieux B.V. Boseind 15 5281 RM Boxtel The Netherlands Fax: +31 411 654246 Attn. : Managing Director With copy to Legal Department bioMérieux

Marcy l’Etoile 69280 FRANCE
Fax: +33 478 87 53 70
Attn.: Corporate General Counsel

and

Gen-Probe Incorporated
10210 Genetic Center Drive
San Diego, California 92121
USA
Fax.: (858) 410-8901
Attn.: Chairman

8.2.	The invalidity or unenforceability of any terms of this Agreement under any applicable law shall not affect the validity of its remaining terms. In such case, the parties shall agree without delay on a valid and enforceable substitute term which shall approximate as closely as possible the purpose of the invalid or unenforceable term.

8.3.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

8.4.	Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties and their Affiliates or their respective successors or permitted assigns, any benefits, rights or remedies.

8.5.	All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

8.6.	This Agreement may be translated into one or more languages for the convenience of the parties, provided that the English language version shall be controlling for all purposes hereunder. All reports, data, information, notices, schedules, plans, records and other information required to be provided pursuant to this Agreement by any party to this Agreement will be in the English language.

9.	ASSIGNMENT

bioMérieux shall have the right to assign this Agreement to, or delegate its obligations hereunder to be performed by, any successor, Affiliate of bioMérieux or third party. This Agreement is not assignable by Licensee without the prior written consent of bioMérieux, which consent may be withheld in bioMérieux’s sole discretion.

10.	HOLD HARMLESS

Licensee shall defend, indemnify and hold harmless bioMérieux from and against any and all claims, demands, damages, losses and expenses, including attorney’s fees arising from or in connection with the development, manufacture, use or sale of the Products.

11.	CONFIDENTIALITY

11.1.	Each party to this Agreement agrees that any information obtained by it from the other party pursuant to this Agreement which is designated by the disclosing party as confidential and the major terms of this Agreement shall, except otherwise required by law, a court or administrative order or the rules of any securities exchange on which such party’s securities are traded, be kept in the strictest confidence and shall only be used for the proper performance of this Agreement, except that this confidentiality obligation shall not apply to:

a)	information which is or becomes generally available to the public otherwise than by breach of this Agreement; or

b)	information which the recipient can demonstrate was in its possession at the date of receipt thereof; or

c)	information which was lawfully received by the recipient from a third party having the legal right to transmit the same; or

d)	information which is independently developed by the recipient without the use of any confidential information of the disclosing party.

11.2.	In the event the recipient is required by judicial or administrative process to disclose confidential information of the other party, it shall promptly notify said party thereof so that said party may oppose such process or reduce the scope of such disclosure.

11.3.	The foregoing secrecy and limited use obligations shall cease [...***...] after termination or expiration of this Agreement.

11.4.	Neither party shall issue any press release or other publicity materials, or make any external presentations with respect to the existence, terms and conditions of this Agreement without the prior written consent of the other party which shall not be unreasonably withheld. Notwithstanding the foregoing obligations of confidentiality in this Article 11, each party may determine in its respective reasonable discretion to file this Agreement with the Security and Exchange Commission or any foreign equivalent (e.g., in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K or any foreign equivalent) or as otherwise required by law, regulation or the rules of any securities exchange on which such party’s securities are traded. The filing party shall seek confidential treatment for at least the financial terms hereof in connection with any such filing, subject to applicable law, regulation or rule of any applicable securities exchange, and shall so notify the other.

***Confidential Treatment Requested

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers in duplicate the day, month and year first written above.

bioMérieux b.v.	Gen-Probe Incorporated

/s/ Benoit Adelus	/s/ Henry L. Nordhoff

By : Benoît ADELUS	By : Henry L. Nordhoff
Title : Director	Title : Chief Executive Officer and Chairman

Exhibit A
Patents

Factor V (Mutated) Patents - A-1
Factor II (Mutated) Patents - A-2

See list attached below

Exhibit A-1

Family Case Print – Case No: 00726
22/07/2004

Title :[...***...]

Inventor(s) :Bertina, R.M.          Reitsma, P.H.
Internal reference:Factor V
Site:Boxtel
Keyword: Factor V Leiden
Current owner: RUL
Applicant: RUL
Second owner:
Second applicant:
Attorney:CAUCAL Laurent
Ext. Agent:Arnold & Siedsma

***********************************************************************************************************

Ctry	Sub	Status	App.	App.	Grant	Patent	Expiration	Business unit
Code	Status	Code	Date	Number	Date	Number	Date	Code
[...***...]

***Confidential Treatment Requested

Exhibit A-2

Family Case Print – Case No: 00778
22/07/2004

Title :[...***...]

Inventor(s) :Poort, S.R.          Rosendaal, F.R.          Reitsma, P.H.          Bertina, R.M.
Internal reference:Thrombosis risk factor
Site:Boxtel
Keyword: Factor II Hemostasis Thrombosis Prothrombin
Current owner: RUL
Applicant: RUL
Second owner:
Second applicant:
Attorney:CAUCAL Laurent
Ext. Agent:Arnold & Siedsma

***********************************************************************************************************

Ctry	Sub	Status	App.	App.	Grant	Patent	Expiration	Business unit
Code	Status	Code	Date	Number	Date	Number	Date	Code
[...***...]

***Confidential Treatment Requested